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Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                         Second Quarter Ended                     Year-to-date Ended
(In thousands, except per share amounts)          Sept. 8, 2001       Sept. 9, 2000       Sept. 8, 2001       Sept. 9, 2000
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
Earnings per share - basic
   Income available to common shareholders                $ 52,145            $ 57,296            $111,562            $127,261

   Weighted average shares outstanding                     133,130             132,321             132,766             132,130
   Earnings per share - basic                             $   0.39            $   0.43            $   0.84            $   0.96


Earnings per share - diluted
   Income available to common shareholders                $ 52,145            $ 57,296            $111,562            $127,261

   Weighted average shares outstanding                     133,130             132,321             132,766             132,130
   Dilutive impact of options outstanding                    1,119                 775                 527                 938
                                              --------------------------------------------------------------------------------
   Weighted average shares and potential
       dilutive shares outstanding                         134,249             133,096             133,293             133,068
   Earnings per share - diluted                           $   0.39            $   0.43            $   0.84            $   0.96
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

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.